SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. (“Trian”) has posted a video to www.RevitalizePG.com (the “Revitalize P&G Website”) related to The Procter & Gamble Company (“P&G”), in which Nelson Peltz, Chief Executive Officer and a Founding Partner of Trian (“Mr. Peltz”) discusses Trian’s approach to working with company boards, a transcript of which is provided herewith as Exhibit 1. In addition, Trian has also posted a video to the Revitalize P&G Website in which Mr. Peltz sets the record straight with respect to Trian’s intentions for P&G, a transcript of which is provided herewith as Exhibit 2.

Exhibit 1

I believe the most important thing we can do in the boardroom is build relationships of trust. Let them understand where we're coming from -- that we're coming from a place of long-term growth -- a place where we want the board, and we want management, to act as owners and to think like owners of their business. Like 100% of their net worth is tied up in that company.

As you can see from the white proxy card, we're not attempting to replace anybody on the Board. The goal here is just to get me on the Board -- have instead of 11 directors, 12. And when I'm elected, my plan is, my first action as a director, will be to re-nominate the person who was voted off because of this election. So we will be 12, and not 11, and no one will have left the Board as a result of my election.

Exhibit 2

We are not looking to replace the CEO. We are not looking to break up the Company. We're not looking to put additional leverage on the Company. We're not planning to cut dividends or pension benefits. We want this Company to grow the right way, not by some financial engineering.